UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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☐ Definitive Additional Materials	Rule 14a-6(e)(2))
☐ Soliciting Material Pursuant to §240.14a-12

Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)
__________________________________________________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 23, 2012

MERIT MEDICAL SYSTEMS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the “Company”), which will be held on Wednesday, May 23, 2012, at 3:00 p.m., at the Company's corporate offices at 1600 West Merit Parkway, South Jordan, Utah, 84095 (the “Annual Meeting”), for the following purposes:

(1)	To elect three directors of the Company, to serve until the Annual Meeting of the Company's Shareholders in 2015 and until their respective successors have been duly elected and qualified;

(2)	To conduct an advisory vote on a non-binding resolution to approve the compensation of the Company's named executive officers;

(3)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2012; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Company's Board of Directors has fixed the close of business on March 27, 2012 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

IMPORTANT

Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us via the Internet as to how you would like your shares voted. This will ensure representation of your shares at the Annual Meeting if you are unable to attend. Instructions on how to vote your shares via the Internet are on the proxy card or voting instruction card.

By Order of the Board of Directors,

KENT W. STANGER
April 11, 2012	Chief Financial Officer, Secretary and Treasurer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2012:

This Proxy Statement and the accompanying annual report to shareholders are available at: www.proxyvote.com

Among other things, this Proxy Statement contains information regarding:

•	Date, time and location of the Annual Meeting;

•	Matters being submitted to the shareholders; and

•	Information concerning voting in person at the Annual Meeting.

METHOD FOR ELECTRONIC VIEWING, PRINTING OF THE PROXY MATERIALS:

The record date for the Annual Meeting is March 27, 2012. Shareholders of record on the record date will be entitled to notice and to vote, in person or by proxy, at the Annual Meeting and any adjournments or postponements thereof.

The Company has chosen the Internet as a method of providing access to its proxy materials, including its Annual Report, to each shareholder of record in a fast and efficient manner. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders.

Accordingly, on April 11, 2012, the Company will begin mailing Notices Regarding Internet Availability of Proxy Materials (the “Notices”), to all shareholders of record as of March 27, 2012, and post its proxy materials on the website referenced in the Notices (www.proxyvote.com).

As described in the Notices, all shareholders may choose to access the Company’s proxy materials on the website referred to in the Notice or may request to receive a printed set of the Company’s proxy materials. In addition, the Notices and websites provide information regarding how shareholders may request to receive proxy materials in printed form by either mail or sign-up electronically for e-mail delivery in the future. This proxy statement contains additional information regarding the proposals to be considered at the Annual Meeting, and shareholders are encouraged to read it in its entirety.

METHODS OF VOTING

The method of voting by proxy differs for shares registered directly in a shareholder’s name, considered the shareholder of record, and shares held in “street name,” which means shares held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization. If the shareholder holds shares as a record holder, the shareholder may either vote the shares by proxy on www.proxyvote.com, by means of the telephone or by mail by requesting a printed copy of this Proxy Statement and then voting by telephone or mail, or by attending the Annual Meeting and voting in person. If a shareholder requests a printed copy of this Proxy Statement, a proxy card (the “Proxy”) will also be mailed to the shareholder. If a shareholder votes his, her or its proxy by telephone, the Internet or by returning the Proxy to the Company before the Annual Meeting, the individuals designated in the Proxy will vote as the Proxy directs. If a shareholder votes by telephone or over the Internet, the shareholder does not need to return the Proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 22, 2012.

If a shareholder holds shares of the Company’s common stock in “street name,” the shareholder must either instruct his, her or its broker or nominee as to how to vote such shares or obtain a Proxy, executed by the broker or nominee, to be able to vote at the Annual Meeting.

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Voting by Mail. If a shareholder chooses to vote by mail, simply mark the enclosed Proxy and complete, sign, date and mail it in the postage-paid envelope provided. The Proxy must be completed, signed and dated by the shareholder or the shareholder’s authorized representative.

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Voting by Telephone. Shareholders of record can vote by phone by following the instructions on the Proxy or by calling toll-free at 1-800-690-6903. Voice prompts will instruct shareholders to vote their shares and confirm that their vote has been properly recorded. If the shares are registered in street name, you can vote by telephone when you receive your materials by mail using the toll-free phone number located on your Proxy. A large number of banks and brokerage firms are participating in the Broadridge Investor Communications Solutions, Inc. (“Broadridge”) online program. This program provides eligible shareholders the opportunity to vote via the internet or by telephone.  If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions.

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Voting over the Internet. Registered shareholders can vote on the Internet by following the instructions included in the Notices and accessing the Internet at www.proxyvote.com. As with telephone voting, shareholders can confirm that their votes have been properly recorded.

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Voting in Person at the Annual Meeting.  If a shareholder plans to attend the Annual Meeting and vote in person, the Company will provide a ballot at the Annual Meeting. Shareholders of record have the right to vote in person at the Annual Meeting. If a shareholder holds shares in street name and the shareholder wishes to vote at the Annual Meeting, the shareholder will need to bring to the Annual Meeting a legal proxy from the broker or other nominee authorizing the shareholder to vote those shares.

The Company provides Internet proxy voting to allow shareholders to vote their shares on-line, with procedures designed to ensure the authenticity and correctness of proxy vote instructions. However, please be aware that shareholders must bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies.

If a shareholder receives multiple Notices, the shareholder’s shares are registered in more than one name or are registered in different accounts. Shareholders should follow the voting instructions on each Notice to ensure that all of their shares are voted.

MERIT MEDICAL SYSTEMS, INC.
1600 West Merit Parkway
South Jordan, Utah 84095
___________________________

PROXY STATEMENT
___________________________

Annual Meeting of Shareholders

May 23, 2012
___________________________

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company’s common stock, no par value (the “Common Stock”), for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 23, 2012, at 3:00 p.m., at the Company’s corporate offices at 1600 West Merit Parkway, South Jordan, Utah, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed or made available to shareholders of the Company on or about April 11, 2012.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials, as well as the expense of making this Proxy Statement and accompanying materials available on the Internet. In addition to the solicitation of proxies by use of the mail and the Internet, the directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies personally or by telephone, electronic mail or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by those persons, and the Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

The Board of Directors has fixed the close of business on March 27, 2012 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the “Record Date”). As of the Record Date, there were issued and outstanding 42,010,103 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of Common Stock that are entitled to be voted at the Annual Meeting and are represented by properly executed proxies will be voted in accordance with the instructions on those proxies. If no instructions are indicated, those shares will be voted FOR the election of each of the three director nominees identified in this Proxy Statement, FOR the compensation of the Company's named executive officers, FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2012, and, in the discretion of the proxy holder, as to any other matters that may properly come before the Annual Meeting. The Company is not currently aware of any other matters to be presented at the Annual Meeting.

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date by mail, by voting via the Internet, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting. In order to revoke a proxy executed with respect to shares held in street name, the shareholder must contact the appropriate broker or nominee.

Shares of Common Stock that are held in “street name,” which means shares held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization (collectively, “brokerage firms”), may be voted, even if the beneficial holder does not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable securities rules to cast votes on certain “routine” matters, even if they do not receive instructions from their customers. The ratification of the Company’s independent registered accounting firm is considered a routine matter for which brokerage firms may vote un-instructed shares. The election of directors and the advisory vote to approve named executive officer compensation are not considered routine matters under current securities rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It should be noted that securities rules previously considered the election of directors to be a “routine” matter for which brokerage firms could vote in the election of directors if the record holder had not received instructions on how to vote from the beneficial owner. Accordingly, given this recent change, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, properly represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under the Utah Revised Business Corporation Act, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal.

Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. In the election of directors, shareholders will not be allowed to cumulate their votes. The three nominees receiving the highest number of votes will be elected. The advisory vote on executive compensation is non-binding; however, the Company will record the number of votes cast in favor of and against the proposal and will report the voting results at the Annual Meeting. Approval of the proposal to ratify the appointment of Deloitte to serve as the Company's independent registered public accounting firm for the year ending December 31, 2012 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors, the advisory vote with respect to executive compensation or the proposal to ratify the appointment of the Company's independent registered public accounting firm. Any other matter presented for approval by the shareholders at the Annual Meeting will generally be approved if the number of votes cast in favor of a matter exceeds the number of votes cast in opposition. With respect to any such matter, abstentions and broker non-votes are not likely to affect the outcome of a vote on such matter.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, three directors of the Company are to be elected to serve until the annual meeting of the Company's shareholders in 2015 and until their successors are duly elected and qualified. If any of the nominees becomes unavailable to serve, which is not now anticipated, the proxies solicited by this Proxy Statement will be voted for other persons as may be designated by the Board of Directors. The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

Classification of Board of Directors

The Company's Articles of Incorporation, as amended, provide for the classification of the Board of Directors, also known as a “staggered board.” The directors of the Company are divided into three classes, with the directors in each class serving a three-year term. The classes are staggered, with the terms of one-third of the directors, as near as possible, expiring at each annual shareholders meeting. Based upon the existing classification of the Board of Directors, the terms of Fred P. Lampropoulos, Franklin J. Miller, M.D. and A. Scott Anderson are scheduled to expire in connection with the Annual Meeting.

Nominees for Election as Directors

The Board of Directors and its Nominating and Corporate Governance Committee (the “Nominating Committee”) believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board of Directors and the Nominating Committee to conclude that he should be nominated to serve as a director of the Company at the present time, in light of the Company's business and structure, are set forth below:

Fred P. Lampropoulos, 62, has been Chairman of the Board, Chief Executive Officer (“CEO”) and President of the Company since its formation in July 1987.  From 1983 to June 1987, Mr. Lampropoulos was Chairman of the Board and President of Utah Medical Products, Inc., a medical device manufacturer. He holds more than 100 patents on devices used in the diagnosis and therapeutic treatment of cardiovascular disease. He serves on several community and advisory boards and currently serves on the board for the Medical Device Manufacturers Association (“MDMA”), a national trade association based in Washington, DC. He has been the recipient of numerous awards, including the 2003 Utah Governor's Medal for Science and Technology. The Board of Directors believes the Company benefits immensely from Mr. Lampropoulos' experience as founder, CEO and President of the Company. He plays a critical role in communicating the expectations, advice, concerns and encouragement of the Board of Directors to the Company's employees. Mr. Lampropoulos has a deep knowledge and understanding of the Company, as well as the markets in which the Company's products compete. Mr. Lampropoulos also performs a critical function as the Chairman of the Board, providing decisive leadership and direction to the activities and deliberations of the Board of Directors. The Board of Directors also believes Mr. Lampropoulos' leadership, drive and determination are significant factors in the Company's growth and development, and continue to be tremendous assets to the Company and its shareholders. Mr. Lampropoulos' term as a director expires in 2012.

Franklin J. Miller, M.D., 71, has been a director of the Company since 2005, and served as a consultant to the Company, assisting in product testing and development, from 1997 through March 2005. Dr. Miller retired as a Professor of Radiology and Surgery from the University of Utah Department of Radiology in 2005, where he was the Director of Interventional Radiology from 1976 through 2001. In January 2002, Dr. Miller was appointed as Clinical Professor of Radiology at the University of California, San Diego, where he began the Hereditary Hemorrhagic Telangiectasia Clinic, one of only eight such clinics in the United States. Dr. Miller has served on advisory boards to several medical device companies and has been on the editorial and review boards for numerous medical journals. He is a graduate of Temple University Medical School, and served his resident and fellowship physician training at Johns Hopkins Hospital. Dr. Miller contributes a valuable set of skills, training and experience to the deliberations of the Board of Directors. During his service as a director, Dr. Miller has provided critical advice regarding the Company's product development strategy, and plays a significant role in the Company's evaluation of acquisition and other growth opportunities. Based, in part, on his extensive medical training and his experience with various medical devices, Dr. Miller provides the Board of Directors valuable insight regarding the needs and preferences of the medical professionals who use and purchase the Company's products. As an independent director, Dr. Miller has demonstrated his ability to ask difficult questions and encourage the Company's implementation of good business practices. Dr. Miller's term as a director expires in 2012.

A. Scott Anderson, 65, has been a director of the Company since November, 2011. Mr. Anderson is the President and Chief Executive Officer of Zions First National Bank, a commercial bank located in the intermountain United States. Mr. Anderson also serves on the Board of Directors of Intermountain Healthcare, an integrated healthcare system located in Utah and Idaho. From 2003 to 2008 Mr. Anderson served as a Director of the Federal Reserve Bank of San Francisco (Salt Lake City Branch). He

received a bachelor's degree in philosophy and economics from Columbia University and a master's degree in economics and international studies from Johns Hopkins University. Mr. Anderson contributes to the deliberations of the Board of Directors more than 38 years of experience in the banking and financial services industries, and serves as the president of one of the largest financial institutions in the intermountain United States. The Board of Directors believes Mr. Anderson will provide tremendous insight regarding national and international financial and credit markets, as well as lending practices, which will be extremely valuable as the Company continues to implement its growth strategy. Mr. Anderson also contributes extensive business and corporate governance experience to the strategic planning and operational discussions of the Board of Directors. Mr. Anderson is an independent director. Mr. Anderson's term as a director expires in 2012.

The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees to serve as a director of the Company.

Directors Whose Terms of Office Continue

The experience and qualifications of each continuing director of the Company, including information regarding the specific experience, qualifications, attributes and skills that led the Board of Directors and the Nominating Committee to conclude that he should serve as a director of the Company at the present time, in light of the Company's business and structure, are set forth below:

Rex C. Bean, 82, has been a director of the Company since 1988. Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments. Mr. Bean was awarded a Bachelor of Science degree in Electrical Engineering from Utah State University and performed graduate work in electrical engineering at Syracuse University. Mr. Bean contributes a unique perspective to the Board of Directors, having served as a director of the Company since its early stages. Mr. Bean's education and training in electrical engineering have served the Company extremely well, as he has participated in the development and evaluation of many of the Company's products during more than 20 years of service as a director. Mr. Bean, who is an independent director, understands the Company's operations and culture in depth, and is diligent in his efforts to preserve the Company's guiding principles and values, notwithstanding the tremendous growth and expansion the Company has experienced during his service. Mr. Bean's term as a director expires in 2013.

Richard W. Edelman, 71, has been a director of the Company since 1988.  In April of 2011, Mr. Edelman rejoined SWS Financial Services and is presently serving as an independent representative. From 2000 to April of 2011, Mr. Edelman was the Managing Director and Senior Vice President of SMH Capital Inc., an investment banking firm (“SMH”).  From 2000 to 2006, he was the Managing Director and Manager of SMH's Dallas branch. From 1998 to 2000, he was a Senior Vice President and Branch Manager of Southwest Securities, Inc., a stock brokerage firm headquartered in Dallas, Texas. From 1996 to 1998, he was Managing Director of Rodman & Renshaw, Inc., a stock brokerage firm. From 1987 to 1996, he was employed by Southwest Securities, Inc. as a Senior Vice President and securities analyst. Prior to joining Southwest Securities, Inc., Mr. Edelman was a securities analyst and Vice President for Schneider, Bernet and Hickman, a Dallas, Texas securities firm. Mr. Edelman obtained a Master of Business Administration degree from Columbia University in 1966. The Board of Directors nominated Mr. Edelman for election to serve as a director, in part, because of the depth of his financial training, experience and his analytical acumen. Mr. Edelman possesses a keen ability to review and understand financial information, both with respect to the Company and with respect to potential business partners and acquisition candidates. His financial training and experience have been extremely valuable to the Board of Directors in his service as the Chairman of the Audit Committee and his qualification as a financial expert. As an independent director, Mr. Edelman has demonstrated his ability to ask difficult questions and encourage the Company's implementation of strong financial practices. Mr. Edelman's term as a director expires in 2013.

Michael E. Stillabower, M.D., 68, has been a director of the Company since 1996. Dr. Stillabower has been a physician in private practice in Wilmington, Delaware since 1980. In 1999, Dr. Stillabower was appointed Director, Cardiovascular Research, of Christiana Care Health Systems. From 1988 to 1999, he was Chief of Cardiology at the Medical Center of Delaware, where he had held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988. In May 1995 he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania, where he obtained his M.D. degree in 1976. He is an elected Fellow of the American College of Cardiology and a member of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts. Dr. Stillabower's nomination reflects the Board of Directors' recognition of his expertise in the medical profession, his valuable role in developing and evaluating existing and proposed Company products and his understanding of the medical community and the markets for the Company's products. Dr. Stillabower contributes more than 30 years of specialized training and experience in cardiology and related fields to the Board of Directors, and has actively participated in the development and commercialization of many of the Company's products. He has used the Company's products in cardiac procedures, and provides valuable insights from a practitioner's viewpoint. Dr. Stillabower is an independent director. Dr. Stillabower's term as a director expires in 2013.

Kent W. Stanger, 57, has been Chief Financial Officer, Secretary, Treasurer and a director of the Company since 1987. Prior to joining the Company, Mr. Stanger was the controller for Utah Medical Products, Inc., a medical device manufacturer, from 1985 to August 1987. Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc., and was a practicing certified public accountant from 1979 through 1982 with Hansen, Barnett and Maxwell, a Utah accounting firm. Mr. Stanger received a Bachelor of Arts degree in accounting from Weber State University in 1978. Mr. Stanger was a founder of the Company and, through more than 20 years of service as the principal financial manager of the Company, has developed a broad understanding of the Company's business and operations, as well as the markets in which the Company competes. The Board of Directors values Mr. Stanger's accounting and financial management skills, and benefits greatly from his participation in the deliberations of the Board of Directors, as well as his ability to implement the strategic objectives identified by the Board of Directors. Along with Mr. Lampropoulos, Mr. Stanger plays an important role in communicating the expectations, advice, concerns and encouragement of the Board of Directors to the Company's employees. Mr. Stanger's term as a director expires in 2014.

Nolan E. Karras, 67, has been a director of the Company since November 2011. Mr. Karras has been engaged as the Chairman and Chief Executive Officer of The Karras Company, Inc., an investment advisory firm, since 1997 and is a certified public accountant. He is currently a member of the Utah State Board of Regents and served as chairman of that board from 2002 to 2006. Mr. Karras previously served as a director and member of the audit and compensation committees of the boards of directors of PacifiCorp, a public utility operating in the northwestern United States, and Scottish Power, a multinational energy company. Mr. Karras has held several positions in public service, including service in the Utah House of Representatives for ten years where he served as Speaker of the House and House Majority Leader. Mr. Karras received a bachelor's degree from Weber State University and an MBA from the University of Utah. Mr. Karras' experience and skills qualify him to work constructively with the Company's management and directors, especially in connection with the Company's pursuit of growth and expansion opportunities. The Board of Directors believes Mr. Karras' financial acumen and experience in corporate governance will be valuable to its deliberations and strategic planning. Mr. Karras also has a keen awareness of the social, political and economic environment in which the Company operates. Mr. Karras is an independent director. Mr. Karras' term as a director expires in 2014.

CORPORATE GOVERNANCE

Committees of the Board

The Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. The Company believes each of the directors serving on the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director for purposes of the Marketplace Rules of The Nasdaq Global Select Market, on which the Common Stock is currently quoted, and that each of the directors serving on the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During the year ended December 31, 2011, the Board of Directors held 18 meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of any committee on which he served.

Audit Committee. The Audit Committee meets to review and discuss the Company's accounting practices and procedures with the Company's management and independent public accountants, and to review the quarterly and annual financial statements of the Company. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company's accounting, auditing and reporting practices. The Audit Committee's primary duties include reviewing the scope and adequacy of the Company's internal accounting and financial controls; reviewing the independence of the Company's independent registered public accounting firm; approving the scope of the audit activities of the Company's independent registered public accounting firm; approving the fees of the Company's independent registered public accounting firm; approving any non-audit related services; reviewing the audit results; reviewing the objectivity and effectiveness of the Company's internal audit function; and reviewing the Company's financial reporting activities and the accounting standards and principles followed.

Deloitte currently serves as the Company's independent registered public accounting firm. The current members of the Audit Committee are Richard W. Edelman (Chairman), Rex C. Bean and Nolan E. Karras, each of whom is an “independent director” for purposes of the Marketplace Rules of The Nasdaq Global Select Market. The Board of Directors has determined that Mr. Edelman is an audit committee financial expert as defined in Item 407(d) of Regulation SK under the Securities Exchange Act of 1934, as amended. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company's Internet website, www.merit.com. The Audit Committee met five times during 2011.

Compensation Committee. The Compensation Committee is responsible for overseeing, reviewing and approving executive compensation and benefit programs of the Company. The members of the Compensation Committee are A. Scott Anderson (Chairman), Rex C. Bean and Franklin J. Miller. Each of the members of the Compensation Committee is a non-employee director who qualifies as (i) an “independent director” for purposes of the Marketplace Rules of The Nasdaq Global Select Market,

(ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and (iii) an “outside director” under Section 162(m) of the Code.

The Board of Directors has adopted a written Compensation Committee Charter, a copy of which is available on the Company's Internet website, www.merit.com. Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page nine below. The Compensation Committee Report appears on page 16 below. The Compensation Committee met four times during 2011; however, the members of the Compensation Committee met informally and discussed compensation issues affecting the Company at other times throughout the year as well.

Nominating and Corporate Governance Committee. The Nominating Committee is responsible for nomination of the Company's directors and oversight of the Company's corporate governance activities. The Nominating Committee selects, evaluates and recommends to the full Board of Directors qualified candidates for election to the Board of Directors. The members of the Nominating Committee are Michael E. Stillabower, M.D. (Chairman) and Rex C. Bean. The Nominating Committee met four times in 2011. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on the Company's Internet website, www.merit.com.

Nomination Process

The policy of the Nominating Committee is to consider properly-submitted shareholder recommendations for candidates to serve as directors of the Company. In evaluating those recommendations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating Committee should submit a recommendation in writing indicating the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as a director. This information should be addressed to Rashelle Perry, Chief Legal Officer of the Company, at 1600 West Merit Parkway, South Jordan, Utah 84095.

The Nominating Committee reviews the skills and characteristics required of directors in the context of the current composition of the Board of Directors. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board of Directors may vary in light of its composition and the Nominating Committee's perceptions about future issues and needs. Among the factors the Nominating Committee typically considers are a candidate's independence, skills, integrity, policy-making experience, ability to work constructively with the Company's management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time, awareness of the social, political and economic environment and diversity.

The Nominating Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating Committee through various means, including recommendations from current directors, shareholders or other individuals. Candidates are evaluated by the Nominating Committee, and may be considered at any point during the year. All director nominee recommendations which are properly submitted to the Nominating Committee are considered by the Nominating Committee prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided to the Company by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating Committee, which considers the recommended candidate in light of the director qualifications discussed above. To date, the Nominating Committee has not engaged a professional search firm to assist in identifying candidates for service on the Board of Directors.

Board Diversity

In identifying nominees, the Nominating Committee does not have a formal policy regarding the consideration of gender, race, sexual preference, religion and other traits typically associated with the term “diversity.” As described in “Nomination Process” above, the Nominating Committee considers it important that the Board of Directors be composed of directors with a diverse range of experience, areas of expertise and skills, but has not adopted any formal policy regarding diversity with respect to director nominees.

Board Leadership Structure and Role in Risk Oversight

Mr. Fred P. Lampropoulos currently serves as the Chairman of the Board and Chief Executive Officer of the Company.

The Board of Directors and the Nominating Committee believe that the traditional practice of combining the roles of chairman of the board and chief executive officer currently provides the preferred form of leadership for the Company. Given Mr. Lampropoulos' vast experience since founding the Company 1987, his involvement as an inventor and holder of more than 100 patents on diagnostic and therapeutic devices, the respect which he has earned from the Company's employees, business partners and shareholders, and his proven leadership skills, the Board of Directors believes the best interests of the Company's shareholders are met by Mr. Lampropoulos' continued service in both capacities. The Board of Directors believes Mr. Lampropoulos' fulfillment of both responsibilities encourages clear accountability and effective decision-making, and provides strong leadership for the Company's employees and other stakeholders.

Given the outstanding experience and qualifications the Company's independent directors contribute to the deliberations and activities of the Board of Directors, the Company has implemented a number of practices designed to encourage effective corporate governance. These practices include:

•	the requirement that at least a majority of the Company's directors meet the standards of independence applicable to the Company; and

•
regular executive sessions of the Board of Directors and its committees, which are typically held in conjunction with each regularly scheduled Board of Directors and committee meeting and include individual sessions with representatives of the Company's independent registered public accounting firm, internal auditors and legal counsel.

The Board of Directors believes no single leadership model is appropriate for all companies at all times. The Board of Directors recognizes that, depending on the circumstances, other leadership models, such as a separate, independent chairman of the board, may be appropriate. Based upon the Company's future needs and resources, the Board of Directors may determine to modify the existing leadership structure in the future.

The Board of Directors is involved in assessing and managing risks that could affect the Company. One of the roles of the Board of Directors is to periodically assess the processes utilized by management with respect to risk assessment and risk management, including identification by management of the principal risks of the Company's business, and the implementation by management of appropriate systems to deal with such risks. The Board of Directors fulfills these responsibilities either directly, through delegation to committees of the Board of Directors, or, as appropriate, through delegation to individual directors.

When the Board of Directors determines to delegate any risk management oversight responsibilities, typically such delegation is made to the standing committees of the Board of Directors. The Audit Committee is generally responsible for oversight of risks such as those relating to the quality and integrity of the Company's financial reports, the independence and qualifications of the Company's independent registered public accounting firm, and the Company's compliance with disclosure and financial reporting requirements. The Nominating Committee is generally responsible for oversight of risks addressed through the identification and recommendation of individuals qualified to become directors of the Company, director and management succession planning and development and implementation of corporate governance principles. The Compensation Committee is generally responsible for oversight of risks such as those relating to employment policies and the Company's compensation and benefits systems. These committees exercise their oversight responsibilities through regular reports from officers of the Corporation responsible for each of these risk areas, including the Company's Chief Legal Officer and Internal Auditor, regular meetings to discuss and analyze such risks, and, when necessary, consultation with outside advisors.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to all Company employees, including its principal executive officer, principal financial officer and principal accounting officer, and is supplemented by additional provisions applicable to the CEO and the Company's senior financial and accounting officers. The Code of Conduct is posted on the Company's Internet website, www.merit.com. All directors, officers and employees of the Company are required to act ethically at all times and in accordance with the principles and policies set forth in the Code of Conduct.

Among other principles and policies, the Code of Conduct sets forth the Company's position that a conflict of interest exists when a person's private interest interferes in any way with the interests of the Company. The Code of Conduct recognizes that a conflict of interest occurs when the Company enters into a transaction in which an employee, officer, or director, or someone related to or affiliated with an employee, officer, or director, has a significant personal interest. The Code of Conduct also recognizes that a conflict of interest arises when an employee, officer or director of the Company receives an improper benefit as a result of the person's position with the Company, and prohibits any form of loan or credit to directors or officers of the Company or their family members.

The Code of Conduct obligates employees, officers and directors to promptly disclose conflicts of interest to a supervisor, management, or the Board of Directors. Any directors who have a conflicting interest in a potential conflicting interest transaction may not participate in the review of that transaction by the Board of Directors. Any waiver of the Code of Conduct may be made only by the Board of Directors and is required to be promptly disclosed as required by law or the regulations of any exchange on which the Company's securities are traded, including the Nasdaq Global Select Market.

Whistleblower Hotline

As contemplated by the Code of Conduct, the Company has established a whistleblower hotline that enables Company employees, vendors, customers, and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct. The Company's whistleblower hotline may be accessed by telephone at (877) 874-8416 or online at www.silentwhistle.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company's executive officers and directors to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities that are derivative of the Common Stock. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of those forms and written representations from the Company's executive officers and directors, the Company believes that all Section 16(a) reports required to be filed by the Company's officers and directors during the year ended December 31, 2011 were filed timely, except with respect to: (1) three Forms 4 reporting multiple transactions in the Common Stock, which were filed by Rex Bean approximately eight years after their due date; (2) nine Forms 4 reporting multiple transactions in the Common Stock, which were filed by Rex Bean approximately seven years after the due date; (3) a Form 4 reporting one transaction in the Common Stock, which was filed by Rex Bean approximately for five years after its due date; (4) a Form 4 reporting one transaction in the Common Stock, which was filed by Kent W. Stanger three days after its due date; (5) a Form 4 reporting three transactions in the Common Stock, which was filed by Rashelle Perry one day after its due date (6) a Form 3 reporting one transaction in the Common Stock, which was filed by Arlin Nelson approximately four and a half years after its due date; and (7) a Form 4 reporting one transaction in the Common Stock, which was filed by Michael E. Stillabower two days after its due date.

Shareholder Communication with the Board of Directors

The Board of Directors will receive communications from Company shareholders. All communications, except those related to shareholder proposals that are discussed below under the heading “Proposals of Shareholders,” must be sent to the Chairman of the Board of Directors at the Company's executive offices at 1600 West Merit Parkway, South Jordan, Utah 84095. Communications submitted to the Board of Directors (other than communications received through the Company's whistleblower hotline, which are reviewed and addressed by the Audit Committee) are reported to the other directors of the Company at the next regular meeting of the Board of Directors. All members of the Board of Directors are strongly encouraged to attend the Company's annual meetings of shareholders. All members of the Board of Directors were present or available via teleconference at the 2011 Annual Meeting of the Company's Shareholders.

Compensation Committee Interlocks and Insider Participation

Until the death of James J. Ellis on August 11, 2011, the members of the Compensation Committee were James J. Ellis (Chairman), Rex C. Bean and Franklin J. Miller, M.D. As of December 31, 2011, the members of the Compensation Committee were A. Scott Anderson (Chairman), Rex C. Bean and Franklin J. Miller, M.D. None of the members of the Compensation Committee is currently, or has formerly been, an officer or employee of the Company or any of its subsidiaries. The Company had no relationship during 2011 requiring disclosure under Item 404 of Regulation S-K with respect to any of the persons who served on the Compensation Committee during 2011.

EXECUTIVE OFFICERS

In addition to Mr. Lampropoulos and Mr. Stanger, whose biographies are included previously in this Proxy Statement as directors of the Company, certain information is furnished with respect to the following executive officers of the Company:

Martin R. Stephens, 58, joined the Company in 2004 and currently serves as the Company's Executive Vice President of Sales and Marketing. Prior to his appointment, Mr. Stephens previously served as the Company's Executive Vice President of

Sales from 2004 to 2010 and as Vice President of Business Development in 2004. Prior to joining the Company, Mr. Stephens was employed at Zions Utah Bancorporation, a bank holding company located in Salt Lake City, Utah, where he has served as Vice President of Sales, from 1989 to 2003. From 1988 to 2004, Mr. Stephens served as an elected Representative in the Utah House of Representatives and served as Speaker of the House from 1998 to 2004. Mr. Stephens earned a Bachelor of Business Administration from Weber State University.

Arlin D. Nelson, 71, joined the Company in 1988 and currently serves as the Company's Chief Operating Officer. Prior to his appointment as Chief Operating Officer, Mr. Nelson worked for the Company as Vice President of the Company's Research and Development Department from 2004 to 2006 and as Manufacturing and Research & Development Engineer from 1988 to 2004. Prior to joining the Company, Mr. Nelson served as the Vice President of Operations of Intermountain Packing, Inc., a packaging distribution company, from 1985 to 1987 and served as Co-Founder and Vice President of Operations of Willow Technology, Inc., a custom injection molding manufacturing company, from 1979 to 1984.

Rashelle Perry, 46, joined the Company in 2001, and currently serves as the Company's Chief Legal Officer. Prior to joining the Company, Ms. Perry served as General Counsel for Promedix.com, a medical supply software company formerly based in Salt Lake City, Utah, and Corporate Counsel for Unishippers Association, Inc., a reseller of shipping services. Ms. Perry also worked for Novell, Inc. in Orem, Utah and for the law firm of Parsons, Davies, Kinghorn and Peters in LLC, Salt Lake City, Utah. Ms. Perry earned an Honors Bachelor of Arts degree from the University of Utah in 1989 and a Juris Doctorate degree from the University of Utah in 1992.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to explain the Company's philosophy and objectives underlying its compensation policies, the processes the Company follows in setting compensation, and the components of compensation that the Company utilizes in compensating its named executive officers (“NEOs”) listed in the Summary Compensation Table located on page 17 of this Proxy Statement. The Summary Compensation Table, as well as other compensation tables beginning on page 17, should be read in conjunction with this discussion.

Executive Summary

The Company has delivered year-over-year revenue growth and maintained profitability since 1990, even during the recent global recession. The Compensation Committee believes there are multiple factors that contributed to the Company's strong history of financial and operating performance, but one of the key factors has been the Company's outstanding employees and the leadership provided by the NEOs. Accordingly, the Compensation Committee seeks to implement an executive compensation program that recognizes company performance and individual contribution, while encouraging long-term motivation and retention. The Compensation Committee believes the Company's executive compensation program has been instrumental in helping the Company sustain its strong financial performance over many years.

Under the oversight of the Compensation Committee, the Company's compensation philosophy is to offer compensation programs to the NEOs that:

•	Focus executives on achieving or exceeding measurable performance targets;

•	Encourage continuation of the Company's entrepreneurial spirit;

•	Attract and retain highly-qualified and motivated executives;

•	Promote the Company's guiding principles for adherence to a high ethical environment, as well as health and safety standards; and

•	Align executive compensation with shareholder value.

In meeting these objectives, the Compensation Committee strives to align the interests of management and shareholders and maximize shareholder value.

The Company's executive compensation programs specific to the NEOs are overseen by the Compensation Committee. In pursuit of the Company's compensation philosophy and objectives, the Compensation Committee believes that the compensation packages provided to the NEOs should generally include both cash and equity-based compensation, generally in the form of stock options. Base pay and benefits are set at levels considered necessary to attract and retain qualified and effective executives. Variable incentive pay is used to align the compensation of the NEOs with the Company's short-term business and performance objectives, such as income and overall financial performance. Equity awards have historically been used to retain key employees and to motivate executives to create long-term shareholder value.

Process for Establishing Compensation

Procedure. The Compensation Committee has oversight responsibility for establishing the Company's compensation practices for the CEO and the other NEOs. Performance reviews of the CEO are based on the Company's performance during a given year, compared with the Company's performance objectives. Performance reviews of other NEOs are based on the CEO's evaluation of individual performance, as well as Company performance for that year. With respect to the compensation levels for the other NEOs, the Compensation Committee considers input and recommendations from the CEO. The CEO makes recommendations concerning salary adjustments, cash bonus programs and award amounts for the other NEOs, and the Compensation Committee considers those recommendations in determining the compensation of the other NEOs.

Role of Consultants. The Compensation Committee did not engage an independent compensation consulting firm to review the Company's executive compensation programs with respect to the year ended December 31, 2011. In prior years, the Compensation Committee has engaged Hay Group, Inc., a global human resources consulting firm, (“Hay Group”) to serve as its independent advisor and compensation consultant. The Compensation Committee's prior engagement of Hay Group has included reviews of the Company's executive employment arrangements, incentive plan designs and comparative data regarding severance, change in control, benefits and perquisites. At the direction of the Compensation Committee, Hay Group met in prior years with the Company's management to gain a better understanding of the Company's historical compensation policies and practices and provided the Compensation Committee with market data.

Evaluation. In evaluating compensation of the NEOs for the year ended December 31, 2011, the Compensation Committee considered, among other factors, the Company's performance and relative shareholder return, the awards given to the NEOs in past years, the Company's performance targets for the year ended December 31, 2011, and other factors considered relevant by the Compensation Committee. Notwithstanding the Compensation Committee's use of the information previously supplied by Hay Group, the decisions of the Compensation Committee with regard to the NEOs for 2011 were based principally on objective and subjective evaluations of the individual NEOs, without any specific comparative targets.

Other Considerations. As in past years, the Compensation Committee also relied on its experience and judgment in making executive compensation decisions after reviewing the performance of the Company for the year ended December 31, 2011 and evaluating the NEOs' performance and responsibilities with the Company and current compensation arrangements. The compensation program for the NEOs and the Compensation Committee assessment process have been designed to be flexible in an effort to respond to the evolving business environment and individual circumstances relative to individual performance, as well as internal equity for compensation levels among the Company's executives.

The Company's executive compensation program is divided into two general categories; fixed pay and variable pay. Fixed pay consists of base salary and is intended to provide each NEO with a level of assured cash compensation appropriate for his or her position within the Company. Variable pay includes annual cash bonus awards and equity awards in the form of stock options, each as explained in more detail below. The Compensation Committee believes that a portion of total compensation to the NEOs should be both at-risk and tied to the Company's achievement of its performance goals.

Generally, at the beginning of each year, the CEO identifies performance goals which are intended to align the efforts of the Company's executives, including the NEOs, with the Company's achievement of its strategic business plan. The CEO then reviews those performance goals with the Compensation Committee. Those goals then become targets for the variable annual performance bonus component of the Company's executive compensation program. Because the performance goals are generally established at the beginning of each year and market conditions fluctuate throughout the year, the performance goals may not correspond to subsequent annual earnings estimates released by the Company.

Pay Mix

The allocation between cash and non-cash NEO compensation is influenced by the practices of subjective and objective analysis conducted by the Compensation Committee and the CEO, and is intended to reflect the Compensation Committee's determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives. Actual cash and equity incentive awards are determined based on the performance of the Company or the individual NEO, depending on the position of the NEO, the type of award and the Company's performance, compared to established goals. For the year ended December 31, 2011, the elements of the compensation mix for the NEOs included:

•	Base salary, which is designed to attract and retain executives over time;

•	Annual performance bonus compensation, which is designed to focus on business objectives established by the Compensation Committee and CEO for a particular year;

•	Broad-based employee retirement, welfare and fringe benefits programs, and other personal benefits;

•	Executive deferred compensation and, for those NEOs who are eligible, post-retirement medical benefits; and

•	Equity incentive awards in the form of stock options.

Fixed Compensation

Base Salary

The Compensation Committee does not use a specific formula for evaluating individual performance of the NEOs. The performance of the NEOs other than the CEO is assessed by the CEO based upon each NEO's contributions to the Company's performance for the applicable year. The CEO's performance is assessed by the Compensation Committee in formal and informal meetings with the CEO, as well as executive sessions conducted by the Compensation Committee. The criteria used in setting the base salary for each NEO, including the CEO's base salary, vary depending on the NEO's function, but generally include the Compensation Committee's assessment of the NEOs:

•	Leadership inside and outside the Company;

•	Advancement of the Company's interests with customers, vendors and in other strategic business relationships;

•	Contribution to the Company's product quality and development;

•	Advancement in skills and responsibility; and

•	Role in achieving the Company's financial results.

Given the subjective nature of the criteria identified above, the Compensation Committee has not attempted to develop numeric measurements in determining base salaries for the NEOs. Instead, the Compensation Committee establishes base salaries at levels commensurate with the Compensation Committee's evaluation of each NEO's contribution to the Company's business success. Among the factors the Compensation Committee considered when establishing NEO base salaries for the year ended December 31, 2011 were: (a) for Mr. Lampropoulos, the Company's strategic business development, acquisition transactions, product development, inventions and patent prosecution, international expansion, financing transactions, including the Company's public stock offering completed during the year, subsidiary development, risk management, manufacturing capacity planning and strategy, and shareholder relations; (b) for Mr. Stanger, the Company's 2011 financial results, increased responsibility for the financial affairs of a larger and more complex organization, shareholder relations, cash flow and budget, and Mr. Stanger's role in negotiating, structuring and completing the Company's public stock offering; (c) for Mr. Stephens, management of an expanded sales force in the United States and Europe, and additional marketing responsibilities; (d) for Mr. Nelson, the significant increase in the size and scope of the Company's operations, conducting the Company's operations within the budget established by the Board of Directors, contribution to the integration of operations acquired by the Company and efforts to achieve cost savings in the Company's operations; and (e) for Ms. Perry, her role in negotiating, documenting, completing and integrating acquisitions, managing the expanded scope of the Company's commercial, corporate, regulatory, compliance and intellectual property activities, and supervising the expansion of the Company's international activities.

Based on the Compensation Committee's evaluation, the Compensation Committee approved the NEO base salaries for the year ended December 31, 2011 which are reflected in the Summary Compensation Table set forth on page 17 below. The Compensation Committee reviewed the performance of the Company and the NEOs, which included the criteria described above, and established the following base salary amounts for the NEOs for the year ended December 31, 2011: Fred P. Lampropoulos, $860,000; Martin R. Stephens, $400,000; Arlin D. Nelson, $325,000; Kent W. Stanger, $305,000 and Rashelle Perry, $300,000.

Broad-Based Benefits Programs

The Company offers multiple broad-based benefits programs to its employees, including the NEOs. Those programs include benefits such as health, dental, disability and life insurance, health savings accounts, health care reimbursement accounts, paid vacation time and discretionary Company contributions to a 401(k) profit sharing plan. Benefits are provided to the Company's executives in accordance with practices the Compensation Committee believes are consistent with industry standards. The Compensation Committee believes such benefits are a necessary element of compensation in attracting and retaining employees. In addition, the NEOs receive limited perquisites in an attempt to achieve a competitive pay package as detailed in the Summary Compensation Table.

Deferred Compensation Plan and Early Retiree Program

The Company provides a non-qualified deferred compensation plan for the benefit of certain of its highly-compensated management employees, including the NEOs. Under the non-qualified deferred compensation plan, eligible executives may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational and self-directed investment options offered under the plan. In its discretion, the Company may elect to credit each eligible participant's account under the deferred compensation plan with an employer matching contribution; however, the Company has never made such a matching contribution. Participant account balances under the deferred compensation plan are fully-vested and will be paid by the Company to each participant upon retirement or separation from employment, or on other specified dates, in a lump sum or in installments according to a schedule elected in advance by the participant.

Effective in 2007, the Company also adopted an early retiree program allowing certain executive employees of the Company, including the NEOs, to continue to purchase health insurance benefits through the Company at the rate available to current Company employees plus ten percent (the “Early Retiree Program”). Benefits under the Early Retiree Program are available only to retirees who serve as vice presidents of the Company (or in a higher ranking position) at the time of their retirement. In order to participate in the Early Retiree Program, executive retirees must meet specific criteria, such as having a minimum of ten years of service with the Company, being at least 45 years old at the time of their retirement, and having participated in the Company-sponsored medical plan for a minimum of two years prior to retirement date. Retiree coverage ceases when the participant elects any other group health insurance coverage or when the participant becomes eligible for Medicare.

The Company and its subsidiaries do not maintain any other executive pension or retirement plans for the NEOs.

Variable Compensation

In general, the Company's variable compensation programs are designed to align the interests of the Company's executive officers, including the NEOs, with the Company's operating and financial results.

Annual Performance Cash Bonuses

It is the Company's general practice to provide NEOs with the opportunity to earn annual performance bonus compensation under a program that recognizes attainment of key Company objectives. The objectives that underlie the Company's annual incentive compensation programs are established annually by the Compensation Committee and the CEO, and may vary between years and between NEOs, but generally include objectives that reward attainment of targeted sales and earnings levels. In setting the performance bonus amounts that an NEO is eligible to earn for achieving specified objectives, the Compensation Committee and the CEO review bonus and total cash compensation levels for each NEO. Bonus opportunities for achieving objectives are generally established for each NEO based on job scope and contribution; however, the Compensation Committee retains the discretion to adjust performance bonus amounts based on factors that are not included in the pre-determined Company objectives. Executives also have the opportunity to earn additional discretionary bonuses for extraordinary performance, as determined by the Compensation Committee and/or the CEO.

The decision as to whether to provide an annual performance bonus program to NEOs for any year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee based on the recommendation of the CEO and the assessment of the Compensation Committee and the CEO of general and industry-specific conditions existing during the applicable year. The Compensation Committee and, with respect to NEOs other than the CEO, the CEO may also exercise discretion based on their assessment of the individual NEO's contribution and accountability for the objectives that are the subject of the bonus and any other factors the Compensation Committee and the CEO consider relevant.

For 2011, the CEO and the Compensation Committee set target annual performance bonus amounts for each of the NEOs as follows: Mr. Lampropoulos - $450,000; Mr. Stanger - $80,000; Mr. Stephens $175,000; Mr. Nelson - $80,000; and Ms. Perry - $60,000. The target performance bonus amounts were established by the Compensation Committee and the CEO based upon their assessment of the anticipated role of each NEO in the Company's achievement of the performance goals established for 2011. The CEO and the Compensation Committee also set internal Company goals, the attainment of which would determine (subject to the Compensation Committee's exercise of negative discretion) the amount of annual performance bonus payable to the NEOs for 2011. For 2011, the Compensation Committee established incentive cash bonus objectives for the NEOs, other than Mr. Stephens, in the following categories: sales, gross margins, earnings per share (calculated on a GAAP and a non-GAAP basis) and cost savings. The Compensation Committee also assigned various weights to each of the incentive cash bonus categories. For 2011, the Compensation Committee assigned the following weights to the incentive cash bonus categories: sales: 25%; gross margins: 15%; earnings per share: 40%; and cost savings: 20%. With respect to Mr. Stephens, the Compensation Committee established sales and marketing objectives, on an aggregate basis, for the divisions over which Mr. Stephens had supervisory responsibility during 2011. The Compensation Committee believes that the 2011 annual cash bonus objectives provided meaningful motivation to the NEOs and were instrumental in influencing Company performance in 2011.

The specific 2011 goals established by the Compensation Committee for the NEOs (other than Mr. Stephens) in the performance bonus categories, together with the level of the Company's actual 2011 performance in those categories, are set forth in the following table:

Performance Category	2011 Goals	2011 Results

Sales	$341- $350 million	$359 million
Gross Margins	46.2% (1)	46.2% (2)
GAAP Earnings Per Share	$0.63 - $0.67	$0.68 (3)
Adjusted (non-GAAP) Earnings Per Share (1)	$0.72 - $0.75	$0.78
Cost Savings	$5 million	$8.3 million

(1)	2011 Gross Margin Goal reflected a 290 basis-point increase over the year ended December 31, 2011.

(2)	Adjusted Gross Margins excludes charges related to the mark-up of finished goods associated with Merit's acquisition of BioSphere Medical, Inc. ("BioSphere") of approximately $724,000.

(3)
Adjusted GAAP Earnings Per Share excludes charges related to BioSphere acquisition costs of approximately $53,000 net of tax, BioSphere mark-up on finished goods of approximately $449,000 net of tax and acquired in-process research and development expenses of approximately $3.6 million net of tax.

After evaluating the Company's performance in the five performance bonus categories summarized above, which indicated that the Company exceeded the targeted sales, earnings per share, and cost savings objectives and met the gross margin objective for 2011, and applying the percentage weights to those five categories, the Compensation Committee reached a preliminary determination that the NEOs other than Mr. Stephens were eligible to receive 100% of their targeted performance bonus payments. The Compensation Committee then considered other discretionary factors it deemed important for purposes of determining the amount of performance bonuses payable to the NEOs other than Mr. Stephens, including the market performance of the Common Stock and the Company's financial and operating requirements. The targeted 2011 objectives upon which Mr. Stephens' performance bonus was based included U.S. and European sales goals, as well as certain marketing and technology integration and development goals. Mr. Stephens met or exceeded all objectives except certain sales goals and earned 83% of his targeted performance bonus for 2011. Performance bonus amounts earned by the NEOs for 2011 are reported under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table that appears on page 17 below.

Discretionary Bonuses

In addition to the cash bonus opportunities under the performance bonus program described above, the Compensation Committee (for the CEO) and the CEO (for other NEOs) may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the NEOs and other executives from time to time that are not part of the annual incentive plan or any other plan. With respect to the NEOs, any discretionary bonuses awarded based on exceptional performance rather than pre-determined performance criteria during 2011 would be reported under the heading “Bonus” in column (d) of the Summary Compensation Table that appears on page 17 below. There is no expectation that all (or any) NEOs will receive discretionary performance bonuses in any particular year, and the criteria for such bonuses are not established in advance. The Company paid the following discretionary performance bonuses during the year ended December 31, 2011: (a) Mr. Lampropoulos, in the amount of $50,000 for extraordinary performance for executing growth strategy of the Company and sales performance and for $400 pursuant to the Company's employee referral program; (b) Mr. Stanger in the amount of $50,000 for participation in the public stock offering and acquisitions; (c) Mr. Stephens in the amount of $100 pursuant to the Company's employee referral program; (d) Mr. Nelson in the amount of $350 pursuant to the Company's employee referral program; and (e) Ms. Perry in the amount of $81,000 in recognition of her efforts in directing the Company's public stock offering during 2011 and consummation of multiple acquisition transactions.

Long-Term Incentive Compensation

Historically, long-term equity awards, in the form of stock options, have been granted at the Compensation Committee's discretion to the NEOs annually in an effort to provide long-term performance-based compensation, to encourage the NEOs to continue their engagement with the Company throughout the vesting periods, and to align management and shareholder interests. In making awards under the Merit Medical Systems, Inc. 2006 Long Term Incentive Plan (the “2006 Incentive Plan”), the

Compensation Committee considers grant size, the appropriate combination of equity-based awards, the impact of the grant on the Company's financial performance, as determined in accordance with the requirements of the Financial Accounting Standards Board ASC Topic 718 (“ASC Topic 718”), and the corresponding compensation value used by the Company in determining the amount of the awards (which may vary from the ASC Topic 718 expense). Generally, the amount of long-term equity awards granted to the NEOs has been based upon the Compensation Committee's assessment of each NEO's expected future contributions to the Company; however, the amount of those awards may be influenced by external factors such as general economic or industry-specific conditions. The Company generally grants long-term equity awards at the regularly-scheduled Compensation Committee meeting held in May or December of each year, but may vary the date of grant from year to year. During 2011, the Compensation Committee granted stock option awards to the NEOs under the 2006 Incentive Plan in the following amounts: (a) Mr. Lampropoulos, options to acquire 120,000 shares of Common Stock; (b) Mr. Stanger, options to acquire 80,000 shares of Common Stock; (c) Mr. Stephens, options to acquire 20,000 shares of Common Stock; (d) Mr. Nelson, options to acquire 25,000 shares of Common Stock; and (e) Ms. Perry, options to acquire 40,000 shares of Common Stock.

Options granted under the 2006 Incentive Plan were granted to NEOs with exercise prices equal to the closing price per share on the date of each grant, (or if the market was closed on that date, with the most immediately available recent closing price), and have historically vested on a three-year, or five-year pro-rated basis. The 2006 Incentive Plan allows for a minimum three-year vesting schedule, although vesting of options may accelerate upon a change in control of the Company. The Company has not granted options with an exercise price below 100% of the trading price of the underlying shares of Common Stock on the date of grant or granted options that are priced on a date other than the grant date (unless granted on a day when the market is closed). Stock options only have value to the extent the value of the underlying shares of Common Stock on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation to the NEOs only if the underlying share price of the Common Stock increases over the option term.

Other

Employment Agreements

The Compensation Committee has determined that executive employment agreements are a necessary component of the Company's compensation package in order to provide competitive compensation arrangements, particularly because such agreements are common in the Company's industry. Moreover, the Compensation Committee believes that the change in control provisions within the executive employment agreements helps to retain the NEOs by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination.

The Company has entered into amended and restated employment agreements (collectively, the “Employment Agreements”) with each of the NEOs. The annual base salaries payable under the Employment Agreements, as adjusted for 2011, were $860,00 for Mr. Lampropoulos; $305,000 for Mr. Stanger; $400,000 for Mr. Stephens; $325,000 for Mr. Nelson; and $300,000 for Ms. Perry. The amount of the base salary payable to each NEO is subject to change based on review by the Compensation Committee on an annual basis. The employment status of each of the NEOs pursuant to the Employment Agreements is “at will”: however, the Employment Agreements provide for mandatory severance payments to each NEO in the event the NEO's employment with the Company terminates for certain reasons in connection with a “Change in Control.” Those severance arrangements are discussed in greater detail below under the heading “Executive Compensation Tables and Discussion - Potential Payments upon Termination or Change in Control.”

In addition to the annual base salary described above, the Employment Agreements also provide for the NEOs to receive an annual cash bonus in an amount to be determined in the sole discretion of the Board of Directors (which has delegated that authority to the Compensation Committee); provided, however, that for fiscal years ending after a Change in Control, the annual bonus must be at least equal to an NEO's average annual cash bonus for the last three full fiscal years ending prior to the Change in Control. The NEOs (and to the extent applicable, their spouses and eligible dependants) are eligible to participate in all incentive, savings and retirement, medical insurance, prescription insurance, dental insurance, term life insurance, long-term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally and, at the discretion of the Compensation Committee, in incentive stock option and other benefit plans maintained by the Company for Company executives. The Employment Agreements also provide for certain fringe benefits, paid vacation, office furnishings, administrative support and the reimbursement of business expenses incurred by the NEOs, all in accordance with the Company's established policies.

The terms of the Employment Agreements reflect in part the concern of the Compensation Committee that any future threatened or actual change in control of the Company, such as an acquisition or merger, could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The change in control provisions in the Employment

Agreements are intended to provide a measure of incentive and security to the Company's key executives until the resolution of any such threat or actual change in control. The Compensation Committee believes that such agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the NEOs simply because a change in control has occurred. Because of this concern, the occurrence of a change in control event alone will not trigger any payment obligations to the NEOs under their respective Employment Agreements. Additional change in control payment obligations under the Employment Agreements only arise in the event the NEO's employment is terminated without “Cause” in connection with the change in control or the NEO resigns “for Good Reason” (as defined in the Employment Agreements) in connection with a change in control. Thus, the Compensation Committee regards the employment agreements as “double trigger” change in control agreements.

Tax Deductibility and Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to the company's chief executive officer during a tax year or to any of the company's three other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the Company's shareholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m). In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. For example, the aggregate 2011 compensation paid to the CEO which was subject to Section 162(m) of the Code exceeded the $1 million limit. As a result, the portion of the CEO compensation that exceeded the $1 million limit will not be deductible for tax purposes. Although deductibility of executive compensation for tax purposes is generally preferred, tax deductibility is not the sole objective of the Company's executive compensation programs. It is the view of the Company and the Compensation Committee that meeting the compensation objectives described above is more important that the benefit of being able to deduct the compensation for tax purposes. All compensation paid to the NEOs in fiscal year 2011, except the CEO, was intended to be deductible under Section 162(m).

Compensation Policies and Practices Relating to Risk Management
The Compensation Committee has reviewed the Company's compensation program in total, which applies to all of the Company's full-time employees, including the NEOs. Based on the Compensation Committee's review of the various elements of the Company's executive compensation practices and policies, the Compensation Committee believes the Company's compensation policies and practices are designed to create appropriate and meaningful incentives for the Company's employees without encouraging excessive or inappropriate risk taking. Among other factors, the Compensation Committee considered the following information:

•	The Company's compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking.

•
The base salaries the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company's industry, and provide the Company's employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits.

•	The Company's incentive compensation is capped at levels established by the Compensation Committee, which the Compensation Committee believes reduces the incentive for excessive risk-taking.

•	The Company has established and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee.

•	The Company has adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk-taking.

Based on the review outlined above, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Consideration of Shareholder Advisory Votes.

At the Company's annual meeting of shareholders held on May 27, 2011, the Company submitted the compensation of its executive officers to the Company's shareholders in a non-binding vote. The Company's executive compensation program received the support of more than 78% of the shares represented at the meeting. The Compensation Committee considered the results of the 2011 vote and views the outcome as evidence of strong shareholder support of the Company's executive compensation decisions and policies. Accordingly, the Compensation Committee concluded that no significant revisions were necessary to the Company's executive compensation program for 2012. The Compensation Committee will continue to review future shareholder voting results, including the voting results with respect to “Proposal 2 - Advisory Vote on Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company's executive compensation program in light of such voting results.
Also at the Company's annual meeting of shareholders held on May 27, 2011, the Company's shareholders voted on an advisory basis with respect to the frequency of the Company's future advisory votes on executive compensation. The Company's shareholders expressed their preference for an annual advisory vote, and the Company has followed that recommendation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee establishes and oversees the design and function of the Company's executive compensation program. The undersigned members of the Compensation Committee have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2012 Annual Meeting.

COMPENSATION COMMITTEE

A. Scott Anderson, Chairman
Rex C. Bean
Dr. Franklin J. Miller

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table for 2011

The following Summary Compensation Table summarizes the total compensation earned by each of the NEOs for the years indicated.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Position	Year	($)	($) (1)	($) (2)	($) (1)	($)		($)
Fred P. Lampropoulos	2011	756,923	50,400	690,144	450,000	127,484	(3)(4)	2,074,951
Chairman of the Board,	2010	658,462	500	—	157,500	37,244	(3)(4)	853,706
Chief Executive Officer	2009	555,185	100,000	137,182	300,000	80,997	(3)(4)	1,173,364
and President

Kent W. Stanger	2011	304,039	50,000	460,096	80,000	7,437	(4)(5)	901,572
Chief Financial Officer,	2010	255,000	20,400	—	28,000	30,033	(3)(4)	333,433
Secretary, Treasurer	2009	251,296	25,100	137,182	80,000	30,333	(3)(4)	523,911
and Director

Martin R. Stephens	2011	350,000	100	100,812	145,000	19,538	(3)(4)(5)	615,450
Executive Vice President	2010	350,000	200	—	100,000	32,905	(3)(4)(5)	483,105
of Sales	2009	350,000	—	—	100,000	19,537	(3)(4)(5)	469,537

Arlin D. Nelson	2011	311,731	350	126,015	80,000	23,438	(3)	541,534
Chief Operating Officer	2010	251,923	—	—	28,000	24,427	(3)(4)	304,350
	2009	217,871	—	—	80,000	15,338	(3)(4)(5)	313,209

Rashelle Perry	2011	299,039	81,000	201,624	60,000	5,513	(4)	647,176
Chief Legal Officer	2010	234,231	2,000	—	21,000	5,450	(4)	262,681
	2009	196,296	56,600	—	60,000	36,132	(3)(4)	349,028

(1)
Bonus amounts in column (d) represent discretionary bonuses not based upon pre-determined performance criteria. Incentive bonuses under the Company’s performance-based annual bonus plan based on pre-established performance criteria appear in column (f) under the heading “Non-Equity Incentive Plan Compensation.”

(2)
The amounts in column (e) reflect the aggregate grant date fair value of the awards granted to the NEOs in the year shown, computed in accordance with FASB ASC Topic 718. Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company has used for financial statement reporting purposes with respect to the Company’s long-term incentive plans. Assumptions used in the calculation of these amounts are included in footnotes to the Company’s audited consolidated financial statements for the years ended December 31, 2011 and December 31, 2009, which consolidated financial statements are included in the Company’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and March 10, 2010, respectively. No stock options were granted to the NEOs during 2010.

(3)
Amounts include vacation benefits paid to the NEOs in cash in lieu of vacation benefits: (i) for the year ended December 31, 2011, in the amount of $121,971 for Mr. Lampropoulos; $13,462 for Mr. Stephens; and $23,438 for Mr. Nelson; (ii) for the year ended December 31, 2010, in the amount of $31,731 for Mr. Lampropoulos; $24,520 for Mr. Stanger; $26,923 for Mr. Stephens; and $24,038 for Mr. Nelson; (iii) for the year ended December 31, 2009, in the amount of $75,484 for Mr. Lampropoulos; $24,520 for Mr. Stanger; $13,462 for Mr. Stephens; $8,654 for Mr. Nelson; and $30,619 for Ms. Perry.

(4)
Amounts shown also include matching contributions made by the Company for the benefit of the NEOs to the Company’s 401(k) Plan in the following amounts: (i) for the year ended December 31, 2011: Mr. Lampropoulos, $5,513; Mr. Stanger, $5,513; Mr. Stephens, $5,513; and Ms. Perry, $5,513: and (ii) for the year ended December 31, 2010: Mr. Lampropoulos, $5,513; Mr. Stanger, $5,513; Mr. Stephens, $5,513; Mr. Nelson, $389; and Ms. Perry, $5,450: (iii) for the year ended December 31, 2009: Mr. Lampropoulos, $5,513; Mr. Stanger, $5,513; Mr. Stephens, $5,513; Mr. Nelson, $5,132; and Ms. Perry, $5,513.

(5)
Amounts shown also reflect the incremental travel expenses incurred by the Company for spouses of the following NEOs who attended the Company’s off-site President’s Award recognition event: (i) for the year ended December 31, 2011, Mr. Stanger in the amount of $1,924 and Mr. Stephens in the amount of $563; (ii) for the year ended December 31, 2010, Mr. Stephens in the amount of $469; (iii) for the year ended December 31, 2009, Mr. Stephens in the amount of $562 and Mr. Nelson in the amount of $1,552;

Grants of Plan-Based Awards for 2011

The following table sets forth information concerning non-equity based and equity-based plan awards granted to the NEOs during the year ended December 31, 2011.

Name Granted	Grant Date	Non-Equity Incentive Plan Awards Target ($) (1)	All other Option Awards: Number of Securities Underlying Options Granted (#) (2)	Exercise Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Options Awards ($)

Fred P. Lampropoulos	N/A	$450,000
	8/11/2011		120,000	13.75	690,144

Kent W. Stanger	N/A	$80,000
	8/11/2011		80,000	13.75	460,096

Martin R. Stephens	N/A	$175,000
	8/11/2011		20,000	13.75	100,812

Arlin D. Nelson	N/A	$80,000
	8/11/2011		25,000	13.75	126,015

Rashelle Perry	N/A	$60,000
	8/11/2011		40,000	13.75	201,624

(1)
Listed amounts reflect target and maximum incentive performance bonuses for 2011. No separate threshold bonus targets were set for the year ended December 31, 2011. Performance-based bonuses earned for 2011 are listed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table set forth on page 17 above and were paid in 2011.

(2)	Stock Options vest at the rate of 20% per year over five years on the first through the fifth anniversaries of the date of the grant.

(3)	The exercise price per share under each stock option is the market closing price on the date of grant.

Outstanding Equity Awards at Year-End 2011

The following table provides information on the holdings of stock options and other stock awards by the NEOs as of December 31, 2011.

		Number of Securities	Number of Securities	Option	Option
	Grant	Underlying Unexercised	Underlying Unexercised	Exercise	Expiration
Name	Date	Options Exercisable (1)	Options Unexercisable (1) (2)	Price ($) (1)	Date
Fred P. Lampropoulos	5/23/2002	22,221	—	7.65	5/23/2012
	2/6/2003	88,889	—	7.79	2/6/2013
	5/22/2003	33,334	—	8.38	5/22/2013
	12/13/2003	53,750	—	17.34	12/13/2013
	6/10/2004	33,750	—	11.05	6/10/2014
	12/18/2004	50,000	—	12.02	12/18/2014
	5/25/2005	18,750	—	11.41	5/25/2015
	7/15/2005	93,750	—	14.39	7/15/2015
	12/28/2005	50,000	—	9.71	12/28/2015
	5/25/2006	18,750	—	9.22	5/25/2013
	6/27/2007	55,000	13,750	9.70	6/27/2014
	5/21/2008	41,250	27,500	11.53	5/21/2015
	9/26/2009	10,000	15,000	13.82	9/26/2016
	8/11/2011	—	120,000	13.75	8/11/2018
Kent W. Stanger	5/23/2002	22,221	—	7.65	5/23/2012
	2/6/2003	44,445	—	7.79	2/6/2013
	5/22/2003	33,334	—	8.38	5/22/2013
	12/13/2003	36,250	—	17.34	12/13/2013
	6/10/2004	26,250	—	11.05	6/10/2014
	12/18/2004	25,000	—	12.02	12/18/2014
	5/25/2005	18,750	—	11.41	5/25/2015
	12/28/2005	25,000	—	9.71	12/28/2015
	5/25/2006	18,750	—	9.22	5/25/2013
	6/27/2007	35,000	8,750	9.70	6/27/2014
	5/21/2008	26,250	17,500	11.53	5/21/2015
	9/26/2009	10,000	15,000	13.82	9/26/2016
	8/11/2011	—	80,000	13.75	8/11/2018
Martin R. Stephens	12/18/2004	25,000		12.02	12/18/2014
	6/27/2007	3,750	3,750	9.70	6/27/2014
	5/21/2008	4,999	10,000	11.53	5/21/2015
	8/11/2011	—	20,000	13.75	8/11/2018
Arlin D. Nelson	2/6/2003	11,111	—	7.79	2/6/2013
	12/13/2003	4,375	—	17.34	12/13/2013
	6/10/2004	1,875	—	11.05	6/10/2014
	12/18/2004	12,500	—	12.02	12/18/2014
	12/28/2005	12,500	—	9.71	12/28/2015
	6/27/2007	20,000	5,000	9.70	6/27/2014
	5/21/2008	18,750	12,500	11.53	5/21/2015
	8/11/2011	—	25,000	13.75	8/11/2018
Rashelle Perry	12/13/2003	8,750	—	17.34	12/13/2013
	6/10/2004	3,750	—	11.05	6/10/2014
	12/18/2004	12,500	—	12.02	12/18/2014
	12/28/2005	12,500	—	9.71	12/28/2015
	6/27/2007	10,000	2,500	9.70	6/27/2014
	5/21/2008	15,000	10,000	11.53	5/21/2015
	8/11/2011	—	40,000	13.75	8/11/2018

(1)	All option amounts reflect a 5-for-4 split of the Common Stock effective May 2, 2011.

(2)	Each unvested stock option award vests 20% each year for five years commencing one year from the grant date.

Option Exercises and Stock Vested in 2011

The following table provides information regarding stock options exercised by the NEOs during the year ended December 31, 2011.

	Number of Shares	Value Realized
Name Granted	Acquired on Exercise (1)	on Exercise $ (2)
Fred P. Lampropoulos	145,832	1,881,153
Kent W. Stanger	137,810	1,437,096
Martin R. Stephens	40,001	303,348
Arlin D. Nelson	11,113	100,022
Rashelle Perry	28,836	322,742

(1)	All option amounts reflect a 5-for-4 split of the Common Stock effective May 2, 2011.

(2)
The reported value for this column is determined by multiplying the number of option shares by the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

Non-Qualified Deferred Compensation for 2011

Pursuant to the Merit Medical Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), NEOs may elect prior to the beginning of each calendar year to defer the receipt of base salary and bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the Deferred Compensation Plan. The NEO’s accounts under the Deferred Compensation Plan may also be credited with a discretionary employer matching contribution, although no such discretionary contribution was made for 2011 or at any other time since the Deferred Compensation Plan’s inception. Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each NEO upon retirement or separation from employment, or on other specified dates certain, in a lump sum form or in installments according to a schedule elected in advance by the participant.

The following table sets forth certain information regarding the account balances and amounts credited under the Deferred Compensation Plan in 2011 with respect to the NEOs.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year’s End
Name	($) (1)	($)	($)	($)	($)
Fred Lampropoulos	—	—	—	—	—
Kent W. Stanger	—	—	(4,818)	—	110,324
Martin R. Stephens	49,500	—	349	—	263,078
Arlin D. Nelson	—	—	—	—	—
Rashelle Perry	65,423	—	(4,644)	—	435,593

(1)	These amounts are also reflected in the Summary Compensation Table for the year ended December 31, 2011 as “Salary”.

The table below shows the funds available for notational investment under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2011. These notational investments were generally the same as the mutual fund investment options offered in 2011 under the Company’s 401(k) Plan:

Name of Fund	Rate of Return
PIMCO VIT Real Return Admin	11.67%
Model Portfolio - Income with Growth	5.08%
PIMCO VIT Total Return Admin	3.61%
Model Portfolio - Balanced Conservative	2.66%
Vanguard VIF Equity Index	1.94%
Vanguard VIF Small Company Growth	1.36%
Model Portfolio - Balanced Moderate	0.81%
Nationwide NVIT Money Market V	—%
T. Rowe Price Equity Income II	(1.04)%
Model Portfolio - Balanced Growth	(1.27)%
T. Rowe Price Mid Cap Growth II	(1.52)%
MFS VIT II International Value Svc	(1.78)%
Royce Capital Small Cap	(3.28)%
Model Portfolio - Global Growth	(4.18)%
American Funds IS Growth 2	(4.28)%
Goldman Sachs VIT Mid Cap Value	(6.38)%
American Fund IS International 2	(13.96)%
Van Eck Worldwide Hard Assets	(16.45)%

Potential Payments Upon Termination or Change in Control

Employment Agreements. In 2010, the Company entered into Amended and Restated Employment Agreements (as subsequently amended the “Employment Agreements”) with each of the NEOs as described in the Compensation Discussion and Analysis commencing on page nine above. The Employment Agreements provide payments and benefits in the event of termination of employment under certain circumstances, including in connection with a change in control as follows:

(a)    Other Than in Connection with a Change in Control. If an Executive's employment with the Company is terminated for any reason, voluntarily or involuntarily, with or without “Cause” (as defined below), other than “in Connection with a Change in Control” (as defined below), the Company is obligated to pay the Executive a lump sum cash payment equal to his or her accrued and unpaid base salary and any accrued vacation pay earned but not yet paid through the date of termination, to the extent not already paid, plus a lump sum cash payment equal to the Executive's accrued annual bonus earned for the Company's last fiscal year ending immediately prior to the Executive's date of termination, to the extent not already paid (the sum of such payments hereinafter referred to as the “Accrued Obligations”). Any additional severance benefit is solely at the discretion of the Company. A termination is deemed to be “in Connection with a Change in Control” if it occurs on or within two years after the date of a Change in Control or, in the case of involuntary termination without Cause, within six months prior to a Change in Control and in anticipation of the Change in Control. A “Change in Control” means: (i) the acquisition in one or more integrated transactions by any individual, entity or group of beneficial ownership of more than 30% of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) certain changes in a majority of the Board of Directors and (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, subject to certain exceptions set forth in the Employment Agreements.

(b)    For Good Reason or Without Cause in Connection with a Change in Control. If an NEO's employment with the Company is terminated by the NEO for “Good Reason” (as defined below) in Connection with a Change in Control or by the Company without Cause in Connection with a Change in Control, the Company is obligated to: (i) pay to the NEO any Accrued Obligations to the extent not already paid; (ii) pay to the NEO a cash severance benefit equal to two times (three times solely in the case of Mr. Lampropoulos) the sum of (A) the NEO's annual base salary then in effect, and (B) the NEO's average annual bonus for the last three full fiscal years ending prior to the Change in Control; (iii) continue to provide group health benefits to the NEO and/or NEO's eligible spouse and dependent children for two years (three times solely in the case of Mr. Lampropoulos) after the date of the NEO's termination; (iv) provide the NEO with certain outplacement services at the Company's expense; and (v) pay or provide to the NEO certain other accrued benefits to the extent not already paid or provided.

For purposes of the Employment Agreements, “Cause” means: (i) the willful and continued failure of an NEO to perform his or her duties after a written demand for substantial performance specifically identifying the deficiencies in the Executive's performance has been delivered to the NEO by the Board of Directors or, in the case of all NEOs other than Mr. Lampropoulos, the CEO; (ii) the willful engaging by an NEO in illegal conduct, intentional misconduct or gross negligence which materially and demonstrably injures the Company; or (iii) violation of written Company policies prohibiting workplace discrimination, sexual harassment, and alcohol or substance abuse. For purposes of the Employment Agreements, “Good Reason” means: (i) the Company's assignment to the NEO upon or within two years after a Change in Control of any duties inconsistent with or that diminishes the NEO's duties, authority or responsibilities under the terms of the NEO's Employment Agreement; (ii) the Company's failure to comply with certain compensation provisions in the Employment Agreements; (iii) the Company requiring the NEO to relocate to another office or location upon or within two years of a Change in Control; (iv) the failure by the Company to require any successor entity to comply with the terms of a respective Employment Agreement; or (v) the NEO's voluntary resignation for any reason, in the NEO's sole discretion, within 30 days after the date of a Change in Control.

(c)    For Cause or Without Good Reason Following a Change in Control. If the Company terminates an NEO's employment for Cause on or after the date of a Change in Control, the Company must pay to the NEO his or her annual base salary and accrued vacation and must continue to pay and/or provide certain other welfare benefits to the extent not already provided and/or unpaid. If an NEO voluntarily terminates his or her employment without Good Reason upon or following a Change in Control, the Company is obligated to pay the NEO for Accrued Obligations and to provide certain other accrued benefits to the extent not already paid and/or provided.

(d)    Upon Death or Disability. Upon an NEO's death or disability other than in Connection with a Change in Control, the Company is obligated to pay the NEO (or the NEO's estate) an amount equal to Accrued Obligations plus any additional discretionary severance benefits approved by the Compensation Committee. If an NEO's employment is terminated after the date of a Change in Control by reason of the NEO's death, the Company must also continue to provide certain other benefits to the NEOs family for a stated period. If an NEO's employment is terminated after the date of a Change in Control by reason of the NEO's disability, the Company must also continue to provide certain welfare benefits.

If a Change in Control with respect to the Company results in compensatory payments to an NEO, including severance benefits and acceleration of vesting of a NEO's stock options, and if the value of such severance benefits and option acceleration equals or exceeds three times the NEO's average W-2 compensation with the Company for the five taxable years preceding the year of the Change in Control (the “Base Period Amount”), the Change in Control related payments and option acceleration would result in an “excess parachute payment” under Code Section 280G. An NEO would be subject to a 20% excise tax on, and the Company would be unable to deduct, the amount by which such parachute payments to the NEO exceed the NEO's Base Period Amount. The Employment Agreements provide that in the event any payments made to an NEO, when added to all other “parachute payments” to the NEO within the meaning of Section 280G of the Code, result in the payment of an “excess parachute payment” to the NEO within the meaning of Section 280G and 4999 of the Code, then: (i) the cash payments owed to the NEO shall be reduced by the minimum amount necessary to avoid the imposition of an excise or penalty tax on the NEO, provided such reduction does not exceed $1,000, or (ii) in all other cases, the Company must pay to the NEO an additional amount (on a fully-grossed-up, after tax basis) sufficient to put the NEO in the same after-tax position that the NEO would have been in had payments under the respective Employment Agreement not been subject to the excise tax under Code Section 4999 (a “Tax Gross-Up Payment”).

Accelerated Stock Option Vesting Upon a Change in Control. Under the Company's 2006 Incentive Plan and prior stock option plan, all otherwise unvested stock options held by NEOs become fully vested upon a “change in control” as defined below, without regard to whether the NEO terminates employment. The Company's stock option plans generally define a change in control as (i) certain changes in the majority of the Board of Directors within a 24-month period; (ii) the acquisition by any person of 50% or more of the Common Stock or other voting securities; (iii) consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by the Company's shareholders is the surviving entity; (iv) a sale or other disposition of all or substantially all of the Company's assets to another entity that is not controlled by the Company's shareholders; or (v) shareholder approval of a liquidation of the Company.

Amounts Payable upon a Change in Control without Termination of Employment.

The following table shows for each NEO the intrinsic value of his or her otherwise unvested stock options on December 31, 2011 that would have vested had a “change in control” within the meaning of the Employment Agreements occurred on that date, calculated by multiplying the number of underlying shares by the closing price of Common Stock on the last trading day of 2011 and by then subtracting the applicable option exercise price:

Name	Intrinsic Value of Stock Options $
Fred P. Lampropoulos	101,475
Kent W. Stanger	64,575
Martin R. Stephens	32,300
Arlin D. Nelson	41,525
Rashelle Perry	27,700

The Employment Agreements do not provide for any additional payments to the NEOs merely upon a Change in Control absent a termination of employment of the NEOs.

Amounts Payable upon Termination of Employment

Termination Without Cause or For Good Reason In Connection with a Change in Control. The following table shows the amounts that would be payable to each NEO if the Company had undergone a “Change in Control” within the meaning of the Employment Agreements on December 31, 2011 and the NEO’s employment with the Company terminated voluntarily for Good Reason or involuntarily without Cause on December 31, 2011. The following amounts are in addition to accrued vacation and distributions from the Company’s 401(k) Plan that are payable to all salaried employees upon termination of employment:

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Salary and Bonus Continuation	Stock Option Vesting Acceleration	Health Plan Coverage Continuation	Deferred Compensation Plan	Tax Gross-up	Total
Name	$	($) (1)	($) (2)	($) (3)	($) (4)	$
Fred P. Lampropoulos	3,445,600	101,475	37,320	—	1,277,178	4,861,573
Kent W. Stanger	779,667	64,575	23,864	110,324		978,430
Martin R. Stephens	1,000,133	32,300	23,918	263,078	—	1,319,429
Arlin D. Nelson	788,667	41,525	16,205	—	—	846,397
Rashelle Perry	743,400	27,700	3,266	435,593	—	1,209,959

(1)
The amounts shown in column (c) represents the intrinsic value of the otherwise unvested stock options held by NEOs on December 31, 2011 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2011, the last trading day of 2011 ($13.38 a share), and by then subtracting the applicable exercise price.

(2)
The amounts in column (d) represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for the applicable severance period. The estimated amounts are based upon December 31, 2011 actual premium rates, plus a 10% assumed rate of annual premium cost increases.

(3)	The amounts in column (e) represent the account balance in each NEO’s Deferred Compensation Plan account as of December 31, 2011.

(4)	This amount represents the estimated Code Section 280(g) tax gross-up payment.

Termination Without Cause or For Good Reason (Other Than in Connection with a Change in Control). The following table shows the amounts that would be payable to each NEO if the NEO’s employment with the Company had terminated voluntarily for good reason or involuntarily without Cause, other than in connection with a Change in Control, on December 31, 2011 and the Company had exercised its discretion to pay severance equal to one year’s salary and the annual bonus earned in 2011. The following amounts are in addition to accrued vacation and distributions from the Company’s 401(k) Plan that are payable to all salaried employees upon termination of employment:

(a)	(b)	(c)	(d)	(e)
	Discretionary Severance	Health Plan Coverage Plan Continuation	Deferred Compensation Plan	Total
Name	($) (1)	$	($) (2)	$
Fred Lampropoulos	1,310,000	—	—	1,310,000
Kent W. Stanger	385,000	—	110,324	495,324
Martin R. Stephens	545,000	—	263,078	808,078
Arlin D. Nelson	405,000	—	—	405,000
Rashelle Perry	360,000	—	435,593	795,593

(1)	Assumes the Company had exercised its discretion to pay severance equal to one year’s salary and the 2011 earned bonus.

(2)	The amounts in column (d) represent the account balance in the NEO’s Deferred Compensation Plan account as of December 31, 2011.

Termination on Account of Death, Disability, Involuntary Termination For Cause or Voluntary Resignation Without Good Reason. If, on December 31, 2011, a NEO had died, his or her employment had been terminated on account of disability, his or her employment had been terminated for Cause or he or she had voluntarily resigned without Good Reason, whether or not in connection with a change in control, he or she would have been entitled to receive only: (a) his or her accrued salary and bonus earned through December 31, 2011; (b) accrued but unpaid vacation pay through December 31, 2011; (c) distribution of his or her vested account balance from the Company's 401(k) Plan; (d) the payment of insured benefits, if applicable, under the Company's broad-based long-term disability insurance or group term life insurance plans; and (e) distribution of his or her Deferred Compensation Plan account balance.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of its directors.

Cash Compensation Paid to Directors

For the year ended December 31, 2011, all non-employee directors of the Company received an annual cash retainer of $30,000 plus $2,000 for each in-person or telephonic board meeting attended. Each member of the Audit Committee received $1,000 per Audit Committee meeting attended and the Audit Committee Chair received an annual retainer of $7,500. Members of the Compensation Committee receive $2,000 for each Compensation Committee meeting attended and the Compensation Committee Chair received an annual retainer of $5,000. Members of the Nominating and Corporate Governance Committee were not paid additional amounts for attendance at Nominating and Corporate Governance Committee meetings. All directors are also reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all meetings of the Board of Directors and its committees.

Stock Awards

Directors are also eligible to participate in the Company's equity incentive programs. During the year ended December 31, 2011, each non-employee director who served throughout the entire year received an award of options to purchase 20,000 shares of Common Stock at an exercise price of $13.75 per share, the per share market closing price on the date of the grant. Director stock options vest over five years at the rate of 20% per year.

Director Summary Compensation Table for 2011

The following table summarizes the compensation earned or paid by the Company to non-employee directors for the year ended December 31, 2011.

(a)	(b)	(c)	(d)	(e)	(f)
Name (1)	Fees Earned or Paid in Cash $	Options Awards (2) (3)	Non-Equity Incentive Plan Compensation $	All Other Compensation $	Total Compensation $
Franklin J. Miller, M.D.	72,000	115,024	—	—	187,024
James J. Ellis	55,000	—	—	—	55,000
Michael E. Stillabower, M.D.	69,000	115,024	—	—	184,024
Nolan Karras (4)	22,521	—	—	—	22,521
Rex C. Bean	74,000	115,024	—	—	189,024
Richard W. Edelman	76,500	115,024	—	—	191,524
Scott Anderson (4)	24,521	—	—	—	24,521

(1)
Fred P. Lampropoulos and Kent W. Stanger served as directors of the Company during the year ended December 31, 2011, but are not identified in the foregoing Director Compensation Table because of their dual status as NEOs and directors.

(2)
The amounts shown in column (c) reflect the aggregate grant date fair value of all awards granted in 2011.  The Company calculated these amounts in accordance with financial statement reporting rules, using the same assumptions as the Company used for financial statement reporting purposes pursuant to the Company’s long-term incentive plans. Assumptions used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2011. As of the end of 2011, each non-employee director had outstanding options for the following number of Company shares: Mr. Bean, 238,055; Dr. Stillabower, 217,760; Mr. Ellis, 73,750; Mr. Edelman, 182,500 and Dr. Miller, 115,000.

(3)	All option amounts reflect a 5-for-4 split of the Common Stock effective May 2, 2011.

(4)
Messrs. Karras and Anderson were appointed to serve as directors in November 2011. Accordingly, director fees paid to them for the year ended December 31, 2011 were pro-rated to reflect the portion of the year during which they served.

Related Party Transactions

Joseph Wright, President of Merit Technology Group, a division of the Company, is the brother-in-law of Fred P. Lampropoulos, the Chairman of the Board, CEO and President of the Company. During the year ended December 31, 2011, the Company paid to Mr. Wright total compensation (including salary, bonus, commission and vacation paid out in lieu of benefit) of $565,313.

Justin Lampropoulos, Vice President of Global OEM, a division of the Company, is the son of Fred P. Lampropoulos, the Chairman of the Board, CEO and President of the Company. During the year ended December 31, 2011, the Company paid to Mr. Justin Lampropoulos total compensation (including salary, bonus, commission vacation paid out in lieu of benefit) of $417,470.

Policies and Procedures Regarding Transactions with Related Parties

The Company's Code of Ethics and Business Conduct requires that every employee avoid situations where loyalties may be divided between the Company's interests and the employee's own interests. Employees and directors must avoid conflicts of interest that interfere with the performance of their duties or are not in the Company's best interests.

Pursuant to its written charter, the Audit Committee reviews and approves all “related party transactions” as such term is used by ASC Topic 850 Related Party Disclosures, or as otherwise required to be disclosed in the Company's financial statements or periodic filings with the Securities and Exchange Commission, other than (a) grants of stock options made by the Board of Directors or any committee thereof or pursuant to an automatic grant plan, or (b) payment of compensation authorized by the

Board of Directors or any committee thereof. Related party transactions include transactions between the Company, its executive officers and directors. The Company has adopted written policies and procedures regarding the identification of related parties and transactions and the approval process. The Audit Committee will consider each proposed related-party transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to the Company and the availability from other sources of comparable services or products.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of March 27, 2012, with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each NEO and by all directors and executive officers as a group. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 42,010,103 shares of Common Stock outstanding as of March 27, 2012, plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 27, 2012. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

	Number of Shares	Percentage of Class
Principal Shareholders

Blackrock, Inc. (1)
40 East 52nd Street New York, NY 10022	3,119,543	7.4%

Edgepoint Investment Group Inc. (1)
150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada	2,884,350	6.9%

The Vanguard Group, Inc. (1)	2,140,885	5.1%
100 Vanguard Blvd., Malvern, PA 19355

Officers, Directors and Nominees

Fred P. Lampropoulos (2) (3)	1,675,623	3.9%

Kent W. Stanger (2) (3)	1,175,650	2.8%

Rex C. Bean (3)	485,382	1.2%

Michael E. Stillabower, M.D. (3)	181,112	*

Richard W. Edelman (3)	120,000	*

Arlin D. Nelson (2) (3)	88,589	*

Rashelle Perry (2) (3)	78,710	*

Frank J. Miller, M.D. (3)	73,027	*

Martin R. Stephens (2) (3)	51,802	*

Nolan E. Karras	4,000	*

Total of Officers and Directors	3,933,895	9.2%

* Represents holdings of less than 1%

(1)	Based upon the most recent Schedules 13G available on the website of the Securities and Exchange Commission as of March 27, 2012.

(2)
The computations above include the following share amounts that are held in the Company’s 401(k) Plan on behalf of participants as of March 27, 2012: Mr. Lampropoulos, 84,191 shares; Mr. Stanger, 74,240 shares; Mr. Stephens, 13,053 shares; Ms. Perry, 1,132 shares; Mr. Nelson, 928 shares; and all executive officers and directors as a group, 173,544 shares.

(3)
The computations above include the following share amounts that are subject to options exercisable within 60 days of March 27, 2012, none of which have been exercised: Mr. Lampropoulos 583,194 shares; Mr. Stanger 330,000 shares; Mr. Bean 175,555 shares; Dr. Stillabower, 153,334 shares; Mr. Edelman, 120,000 shares; Mr. Nelson, 87,361 shares; Ms. Perry 67,500 shares; Dr. Miller, 52,500 shares; Mr. Stephens 38,749 shares; and all executive officers and directors as a group, 1,681,943 shares.

PROPOSAL NO. 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Section 14A of the Securities Exchange Act of 1934, as amended (“Section 14A”), which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the NEOs (referred to as a “Say-on-Pay” proposal) as disclosed in this Proxy Statement.

Accordingly, the following resolution will be submitted to the Company's shareholders for approval at the Annual Meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures.”

As described in detail above under the heading “Compensation Discussion and Analysis,” the Board of Directors believes the Company's compensation of the NEOs achieves the primary goals of (i) focusing the Company's executives on achieving or exceeding measurable performance targets; (ii) encouraging continuation of the Company's entrepreneurial spirit; (iii) attracting and retaining highly-qualified and motivated executives; (iv) promoting the Company's guiding principles for adherence to a high ethical environment, as well as health and safety standards; and (v) aligning management compensation with shareholder value. The Board of Directors encourages shareholders to review in detail the Compensation Discussion and Analysis beginning on page nine of this Proxy Statement and the executive compensation tables beginning on page 17 of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board of Directors believes the compensation of the NEOs for the fiscal year ended December 31, 2011 was fair and reasonable and that the Company's compensation programs and practices are in the best interests of the Company and its shareholders.

The advisory vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the NEOs, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee (which is composed solely of independent directors), the Board of Directors and the Compensation Committee value the opinion of the Company's shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

In the last annual meeting of the Company's shareholders, held on May 27, 2011, the Company's shareholders recommended that they be given an opportunity to vote on a Say-on-Pay resolution every year at the Company's annual meeting of shareholders. As a result of that vote, the Board of Directors currently intends to continue to submit a Say-on-Pay proposal to the Company's shareholders at each annual meeting of shareholders. The Board of Directors expects to ask the Company's shareholders in 2017 to vote on a proposal regarding the frequency of the vote on future Say-on-Pay proposals as required by Section 14A.

Voting

Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

The Board of Directors recommends that shareholders vote FOR approval of the compensation of the NEOs, as disclosed in this Proxy Statement.

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board of Directors has appointed, the firm of Deloitte & Touche LLP, (“Deloitte”) independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2012, subject to ratification by the Company's shareholders. Deloitte has acted as the independent public accounting firm for the Company since 1987. The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Fees Paid to the Company’s Independent Certified Public Accounting Firm

The following table presents aggregate fees for audits of the Company’s consolidated financial statements and fees billed or other services rendered by Deloitte for the years ended December 31, 2011 and December 31, 2010.

	2011	2010
Audit Fees (1)	$639,378	$601,619
Audit-Related (2)	24,890	24,483
Tax (3)	515,947	164,529
All Other (4)	—	16,175

Total	$1,180,215	$806,806

(1)
Audit Fees: The aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Firms”) for professional services rendered for the audit and reviews of the Company’s financial statements filed with the SEC on Forms 10-K, 10-Q and S-3. Audit fees for 2011 and 2010 also include fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting and the audit of the effectiveness of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees: The aggregate fees billed by the Deloitte Firms for all audit-related services, consisting of an audit of the Company’s employee benefit plan and review of other SEC filings.

(3)	Tax Fees: The aggregate fees billed by the Deloitte Firms for tax compliance, tax advice and tax planning.

(4)	All Other Fees: The aggregate fees billed by the Deloitte Firms for all other non-audit services consisted of consulting on prospective and completed acquisition transactions.

Pre-Approval Policies and Procedures

The Audit Committee ensures that the Company engages its independent registered public accounting firm to provide only audit and non-audit services that are compatible with maintaining the independence of its public accountants. The Audit Committee approves or pre-approves all services provided by the Company's public accountants. Permitted services include audit and audit-related services, tax and other non-audit related services. Certain services are identified as restricted. Restricted services are those services that may not be provided by the Company's external public accountants, whether identified in statute or determined in the Company's opinion to be incompatible with the role of an independent auditor. All fees identified in the preceding table were approved by the Audit Committee. During 2011, the Audit Committee reviewed all non-audit services provided by the Company's independent registered public accounting firm, and concluded that the provision of such non-audit services was compatible with maintaining the independence of the external public accountants.

AUDIT COMMITTEE REPORT

The Audit Committee provides oversight of the Company's accounting and financial reporting processes, systems of internal accounting and financial controls and the audits of the Company's financial statements. The Audit Committee reviewed with the Company's independent registered public accounting firm and management the financial information included in the Company's audited financial statements. All members of the Audit Committee are “independent,” as defined in the Marketplace Rules of The Nasdaq Stock Market.

Management is responsible for the Company's internal controls and financial reporting process. The Company's independent registered public accounting firm is responsible for performing an audit of the Company's financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit. The Audit Committee reviews these processes on behalf of the Board of Directors. The Audit Committee has reviewed and discussed with the Company's management and its independent registered public accounting firm the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2011. The Audit Committee has also reviewed and discussed management's assessment of the effectiveness of the Company's internal control over financial reporting, and the opinion of the Company's independent registered public accounting firm on the effectiveness of the Company's internal control over financial reporting.

The Audit Committee also has discussed with the Company's independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended.

The Audit Committee has received the written disclosures and the letter from the Company's independent registered public accounting firm required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of the non-audit services described herein under the caption "Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm" is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Commission.

AUDIT COMMITTEE

Richard W. Edelman, Chairman
Rex C. Bean
Nolan E. Karras

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

In order to be included in the proxy statement and form of proxy relating to the Company's annual meeting of shareholders to be held in 2013, proposals that shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 2013 must be received by the Secretary of the Company at the Company's executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 13, 2012. Pursuant to rules adopted by the Commission, if a shareholder intends to propose any matter for a vote at the Company's annual meeting of shareholders to be held in 2013, but fails to notify the Company of that intention prior to February 25, 2013, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, without discussion of the matter in the Proxy Statement soliciting the proxy and without the matter appearing as a separate item on the proxy card.

ADDITIONAL INFORMATION

The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of that person, a copy of the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2011, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Commission. Written requests for that information should be directed to the Secretary of the Company at the address on the first page of this Proxy Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Company will deliver one copy of this Proxy Statement to each address where multiple record holders of its Common Stock reside, unless it has received instructions from a shareholder to the contrary. The Company will promptly deliver another copy of this Proxy Statement to any holder of its Common Stock living at a shared address where it has delivered only one Proxy Statement. Stockholders wishing to receive another copy of the Proxy Statement may deliver such request in writing to the Secretary of the Company at the address on the first page of this Proxy Statement.

MERIT MEDICAL SYSTEMS, INC.
1600 W. MERIT PARKWAY
SOUTH JORDAN, UT 84095

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Fred P. Lampropoulos 02 Franklin J. Miller, MD 03 A. Scott Anderson

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000138782_1 R1.0.0.11699

ROAD
7800 SO.
2700 W.
REDWOOD
(1700 W.)
9000 SO.
9800 SO.
15
Merit Medical
Systems, Inc.
10600 SO.
N

Meeting Location:

The Annual Meeting of Shareholders is to be held on May 23, 2012 at 3:00 p.m. at the Company's Corporate Offices located at:

1600 West Merit Parkway
South Jordan, Utah 84095

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

MERIT MEDICAL SYSTEMS, INC.
Annual Meeting of Shareholders
May 23, 2012 3:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fred P. Lampropoulos and Kent W. Stanger and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of the common stock of Merit Medical Systems, Inc., a Utah corporation (the "Company"), held of record by the undersigned on March 27, 2012 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's corporate offices, 1600 West Merit Parkway, South Jordan, Utah 84095, on Wednesday, May 23, 2012, at 3:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000138782_2 R1.0.0.11699